SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Ameritas Small Company Equity Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
AMERITAS SMALL COMPANY EQUITY PORTFOLIO

4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Ameritas Small Company Equity Portfolio, a series of Calvert Variable Series, Inc. (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Ameritas Investment Corp. ("AIC" or the "Advisor"), the Fund's investment advisor may enter into and materially amend the investment subadvisory agreement ("subadvisory agreement") without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor selected) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors (the "Board"). Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated April 30, 2006) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about June 12, 2006.

Shareholders of the Fund of record at the close of business on May 31, 2006 ("record date") are entitled to receive this Information Statement. As of the record date, as shown on the books of the Fund, there were issued and outstanding 1,029,435.91 shares. As of this date, there is no Board ownership of Fund shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of the record date, the following shareholders owned of record 5% or more of the shares of the Fund:

Ameritas Life Insurance Corp. Account X Lincoln, NE	77.44% of Fund; 797,237.46 shares

Ameritas Life Insurance Corp. Account Y Lincoln, NE	22.56% of Fund; 232,198.45 shares

Background. AIC serves as investment advisor, as well as the principal underwriter, to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. AIC is located at 5900 "O" Street, Lincoln, Nebraska 68510-1889 and CASC is located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. Both are indirectly owned subsidiaries of UNIFI Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. Since inception, the Fund has been managed by David L. Babson & Company Inc., which on July 1, 2004 renamed itself as Babson Capital Management LLC (hereafter referred to as "Babson"). Babson's principal business office is One Memorial Drive, Cambridge, Massachusetts 02142.

Board Action. At a meeting of the Board held on March 9, 2006, acting pursuant to the exemptive order discussed above, the Board terminated Babson as the subadvisor to the Fund effective April 1, 2006. In connection with this, the Board considered an internal restructuring that was taking place at Babson, including a plan to realign Babson's business focus away from certain investment strategies, including the strategy in which the Fund is managed. Babson informed the Board that, as part of this restructuring, the managers of the Fund's portfolio would become employees of OFI Institutional Asset Management, Inc. ("OFI Institutional" or the "Subadvisor"), a registered investment adviser and affiliate of Babson, which, like Babson, is an indirect subsidiary of Massachusetts Mutual Life Insurance Company. To maintain investment management continuity for the Fund's portfolio, Fund management proposed that OFI Institutional become the subadvisor of the Fund. Given Babson's restructuring and the portfolio managers' pending transfer to OFI Institutional, and in light of the other factors described below, acting pursuant to the exemptive order discussed above, the Advisor recommended, and the Board selected, OFI Institutional as the Subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

The full Board, and by a separate vote, the disinterested Directors, approved the subadvisory agreement with OFI Institutional, with respect to the Fund, on March 9, 2006. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of a subadvisory agreement. Prior to voting, the disinterested Directors reviewed the proposed subadvisory agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the subadvisory agreement, the disinterested Directors reviewed information provided by OFI Institutional relating to its operations, personnel, investment philosophy, strategies and techniques. Among other things, OFI Institutional provided biographical information on portfolio management and other professional staff, performance information for OFI Institutional, descriptions of OFI Institutional's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices, as well as further information concerning Babson's plan to sharpen its business focus and concentrate on the core investment areas that provide the greatest opportunity for growth, which resulted in the internal restructuring.

The Board approved the subadvisory agreement between OFI Institutional and the Advisor based on a number of factors relating to OFI Institutional's ability to perform under the subadvisory agreement. In the course of their deliberations, the Board evaluated, among other things: the nature, extent and the quality of the services to be rendered by OFI Institutional; OFI Institutional's management style; OFI Institutional's long-term performance record in employing its investment strategies; OFI Institutional's current level of staffing and its overall resources; the qualifications and experience of OFI Institutional's personnel; OFI Institutional's historical performance information, while also specifically focusing on the performance history of the Babson management team (prior to its association with OFI Institutional) in managing the Fund; OFI Institutional's financial condition with respect to its ability to perform the services required under the subadvisory agreement; OFI Institutional's compliance systems including those related to personal investing; and any disciplinary history. With respect to the Board's consideration of OFI Institutional's personnel, the Board took into account that the same small cap team will continue to manage the Fund. In addition, the Board considered certain information received in connection with their deliberations during their December 2005 renewal of the subadvisory agreement with Babson and the investment advisory agreement with the Advisor. Based upon their review, the Board concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the subadvisory agreement with OFI Institutional.

In considering the cost of services to be provided by OFI Institutional and the profitability to OFI Institutional of its relationship with the Fund, the Board noted that the fees under the subadvisory agreement are paid by the Advisor out of the advisory fees that the Advisor receives under its investment advisory agreement and also noted that the advisory fees paid by the Fund would not change. The Board also relied on the ability of the Advisor to negotiate the subadvisory agreement and the fees thereunder at arm's length. The Board also took into account OFI Institutional's agreement to reduce its subadvisory fee. As a result, the subadvisory fee rate payable by the Advisor will decrease and the Advisor will retain a greater percentage of its advisory fee; however, the Fund's advisory fee and total expenses will not change as a result of the sub-advisory fee rate because the Advisor pays such fees. Based upon their review, the Board determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Board's deliberations. For similar reasons, the Board did not consider the potential economies of scale in OFI Institutional's management of the Fund to be a material factor in their consideration at this time, although it was noted that the subadvisory fee schedule contains breakpoints that reduce the subadvisory fee at certain asset levels.

In approving the subadvisory agreement with OFI Institutional, the Board, including the disinterested Directors, did not identify any single factor as controlling, and each Director attributed different weight to different factors. The Board reached the following conclusions regarding the subadvisory agreement with OFI Institutional, among others: (a) the Subadvisor is qualified to manage the Fund's assets in accordance with its investment objectives and policies; (b) the Subadvisor maintains an appropriate compliance program; (c) the Subadvisor is likely to execute its investment strategies consistently over time; and (d) the subadvisory fees to be paid to the Subadvisor are reasonable in relation to those of similar funds and to the services to be provided by the Subadvisor. Based on its conclusions, the Board determined that approval of the subadvisory agreement would be in the interests of the Fund and its shareholders.

Investment Subadvisory Agreements. The subadvisory agreement between the Advisor and Babson was dated November 20, 2000. Under this subadvisory agreement, Babson received a fee, paid by the Advisor, of .85% of the Fund's average daily net assets of the first $50 million, .65% of the next $50 million in assets, and .55% of the assets in excess of $100 million. For the Fund's most recent fiscal year ended December 31, 2005, Babson was paid $226,556.96 in fees.

The subadvisory agreement between the Advisor and OFI Institutional contains the same material terms as governed the Advisor's arrangement with Babson, except for a reduction in sub-advisory fees. The fees for subadvisory services are paid by the Advisor. Under the subadvisory agreement, OFI Institutional receives a fee, paid by the Advisor, of .70% of the Fund's average daily net assets of the first $25 million, .65% of the next $50 million in assets, and .55% of the assets in excess of $75 million.

The compensation received by OFI Institutional under the subadvisory agreement is less than would have been received by Babson under its subadvisory agreement. Under the terms of the subadvisory agreement with OFI Institutional, Babson would have received $185,749.44 in fees for the fiscal year ended December 31, 2005, which approximately amounts to an 18.01% reduction in fees.

Except as to the effective date and compensation as discussed above, the terms of the subadvisory agreement between the Advisor and OFI Institutional is substantially similar to that of the subadvisory agreement between the Advisor and Babson. Accordingly, the Fund may at any time terminate the subadvisory agreement without penalty by providing not less than 60 days' written notice to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Board or (ii) outstanding voting securities of the Fund. The subadvisory agreement will terminate automatically unless, within two years of the effective date of the Fund, and at least annually thereafter, the continuance of the subadvisory agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Board, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisor may at any time terminate the subadvisory agreement by not less than 60 days' written notice to the Subadvisor, and the Subadvisor may at any time terminate the subadvisory agreement with respect to the Fund by not less than 90 days' written notice delivered to the Advisor, unless otherwise mutually agreed in writing.

In addition, the subadvisory agreement provides that the Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. The Subadvisor shall not be obligated to indemnify the Advisor for losses to the Fund resulting from negligent errors or actions by the Subadvisor. In turn, the Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its investment advisory agreement with the Fund.

Investment Subadvisor. OFI Institutional is a wholly-owned subsidiary of Oppenheimer Funds, Inc., one of the country's largest mutual fund investment organizations. Oppenheimer Funds is owned by Oppenheimer Acquisition Corporation, a holding company that is controlled by Massachusetts Mutual Life Insurance Company, a provider of life insurance, money management and asset accumulation services for individuals and businesses. As of May 31, 2006, OFI Institutional had approximately $10.5 billion in assets under management, with its parent Oppenheimer Funds, Inc. and its subsidiaries and control affiliates, including OFI Institutional, managing approximately $221 billion in assets.

Information is provided below identifying each member of the team who is employed by or associated with OFI Institutional and primarily responsible for the day-to-day management of the Fund (each a "Portfolio Manager"). The Statement of Additional Information for the Fund dated April 30, 2006, provides additional information about each Portfolio Manager's management of other accounts, compensation, and ownership of securities in the Fund.

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
Daniel Goldfarb, CFA	Vice President, Managing Director	Mr. Goldfarb has been with OFI Institutional since April 2006.	19 years of investment experience	Portfolio Manager
Steven A. Dray, CFA	Vice President, Managing Director	Mr. Dray has been with OFI Institutional since April 2006.	9 years of investment experience	Portfolio Manager
Christopher M. Crooks, CFA	Vice President, Managing Director	Mr. Crooks has been with OFI Institutional since April 2006.	12 years of investment experience	Portfolio Manager

OFI Institutional currently serves as investment subadvisor to the following mutual funds with investment objectives similar to that of the Fund:

Mutual Fund	Assets Under Management (as of 5/31/06)	Annual Management Fees

MassMutual Premier Small Capitalization Value Fund	$117,623,382	0.40% of average daily net assets
MassMutual Premier Small Company Opportunities Fund	$770,835,641	0.40% for the first $1 billion of average daily net assets and 0.30% of average daily net assets over $1 billion

With respect to both of these other mutual funds, OFI Institutional has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment sub-advisory contract.

OFI Institutional's principal business address is 2 World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008, and its principal executive officers are as follows:

Name and Title	Principal Occupation
Charles L. McKenzie	Chairman, Chief Executive Officer and Chief Investment Officer
Jeffrey P. Lagarce	President
John Lieb	Chief Operating Officer
Robert G. Zack	Senior Vice President and General Counsel
Mark Vandehey	Chief Compliance Officer
William Jaume	Senior Vice President
Angelo Manioudakis	Senior Vice President
Diederik Werdmolder	Senior Vice President
John Huttlin	Senior Vice President
Brian Wixted	Treasurer
Lamar Kunes	Vice President and Director of Finance

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks long-term capital appreciation through investment primarily in common stocks of smaller, faster-growing companies whose securities at the time of purchase are considered by the Subadvisor to be realistically valued.

Under normal circumstances, the Fund will invest substantially all, but no less than 80% of its net assets (including borrowings for investment purposes) in common stocks of companies whose market capitalizations at the time of initial purchase are within the range of capitalization of companies included in the Russell 2000 Index. Shareholders will be provided with at least 60 days' notice before this 80% policy is changed. The range of capitalization of companies included in the Russell 2000 Index will fluctuate as market prices increase or decrease. The Subadvisor will select investments for the Fund based on its assessment of whether the securities are likely to provide favorable capital appreciation over the long term.

The Fund may purchase stocks in initial public offerings ("IPOs") and may sell such securities without regard to how long the Fund has held the securities. The market capitalizations of the companies whose securities the Fund purchases in IPOs may be outside the Fund's market capitalization range stated above.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.